Exhibit 99.1

KMG Chemicals, Inc. 9555 W. Sam Houston Parkway South Suite 600 Houston, TX 77099 USA

Christopher T. Fraser Appointed

President and CEO of KMG Chemicals

HOUSTON, Texas—(BUSINESS WIRE)—September 25, 2013—The Board of Directors of KMG Chemicals, Inc. (NYSE: KMG), a global provider of specialty chemicals to select markets, announced today that Christopher T. Fraser has been appointed the company’s president and chief executive officer, effective immediately. Fraser, who is chairman of the KMG board, has been serving as interim CEO since late June.

“I am honored that the Board asked me to be KMG’s CEO and lead the next phase of the company’s growth,” Fraser said. “Over the past several months, I have gained a full appreciation for the opportunities that exist for KMG, and today I am excited to assume the role of CEO on a permanent basis. As a board member since 2008, I have a strong commitment to seeing KMG reach its full potential as an organization. As CEO, I will lead our long-range strategic direction while addressing near-term priorities for integration, operational efficiencies and profitable growth,” Fraser said.

“After a thorough executive search that narrowed to several talented candidates, the board unanimously decided that the best person for the job was already serving as interim CEO – and that was Chris Fraser,” said John C. Hunter III, board member and chair of the governance committee. “Even though Chris had declared that he was not a candidate for this post, the Board members nonetheless asked him to reconsider and to take on this responsibility. Chris not only has a deep understanding of our company and our markets, but he also has the strategic vision to drive KMG forward and achieve the company’s full growth potential. Chris has a track record of building successful chemical companies and the Board is confident that his experience and skill set are the perfect match for KMG,” said Hunter.

The Board has also announced that Fraser will remain chairman and that it will appoint a new lead director, independent of management, in the near future. The lead director will be elected from among the board’s independent directors to serve as their leader with the purpose of ensuring continuing transparency and accountability in the company’s governance.

Phone: 713-600-3800 — Fax: 713-600-3850

www.kmgchemicals.com — NYSE: KMG

Fraser, age 55, is an experienced executive in the chemicals industry and has been CEO of two chemical companies. He holds Bachelor of Science degrees in Chemistry and in Business Administration from the University of Connecticut and an MBA from Pepperdine University. He has served on KMG’s board since 2008 and as chairman of the board since December 2012.

#       #       #

Chris Fraser biographical information:

Christopher T. Fraser has served as board director of KMG Chemicals, Inc. since June 2008 and was elected chairman of the board of directors in December 2012. As an operating partner of the global equity firm Advent International since 2011, Fraser advises on investment opportunities in the industrial sector, focusing on chemicals and materials. Until his retirement in 2009, Fraser was president and CEO of Chemical Lime Company, North America’s leading producer of calcium based (limestone) alkaline products with various industrial applications including the manufacture of steel, water treatment, flue gas desulphurization, and chemical production. Before joining Chemical Lime, he was president and CEO of OCI Chemical Corporation, a wholly-owned subsidiary of DC Chemical Co. Prior to joining OCI in 1990, Fraser held various positions of responsibility in sales, marketing, business development, operations and general management. He earned his Bachelor of Science in Chemistry and in Business Administration from the University of Connecticut and his Masters of Business Administration from Pepperdine University.

About KMG Chemicals, Inc.

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to select markets. The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes. Its current operations are focused on the electronic and industrial wood treatment chemical markets. For more information, visit the Company’s website at http://kmgchemicals.com.

Main: 713-600-3800 — Fax: 713-600-3850

www.kmgchemicals.com — NYSE: KMG

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

KMG Chemicals, Inc.

Eric Glover, 713-600-3865

Investor Relations Manager

Main: 713-600-3800 — Fax: 713-600-3850

www.kmgchemicals.com — NYSE: KMG